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                                                                     EXHIBIT 11



                              WOLVERINE TUBE, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                  Three-month period ended:      Six-month period ended:
                                                  -------------------------      -----------------------

                                                 June 28, 1997  June 29, 1996  June 28, 1997   June 29, 1996
                                                 -------------  -------------  -------------   -------------
Income before extraordinary
item ........................................        $7,063        $10,434        $15,900        $20,697
Extraordinary item, net of
tax .........................................        (4,738)            --         (4,738)            --
Preferred dividends .........................           (70)           (70)          (140)          (140)
                                                   --------       --------       --------       --------
Net income applicable to common
shares ......................................         2,255         10,364         11,022         20,557
                                                   ========       ========       ========       ========
Weighted average common shares
outstanding .................................        14,016         13,736         14,000         13,705
Common equivalent shares
outstanding .................................           184            405            220            474
                                                   ========       ========       ========       ========
Weighted average common and
common equivalent shares
outstanding .................................        14,200         14,141         14,220         14,179
                                                   ========       ========       ========       ========
Income before extraordinary
item ........................................          $.49           $.73          $1.11          $1.45
Extraordinary item ..........................          (.33)            --           (.33)            --
                                                   ========       ========       ========       ========
Net income per common share .................          $.16           $.73           $.78          $1.45
                                                   ========       ========       ========       ========



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(1)      Represents shares issuable upon the exercise of stock options based upon the treasury stock method using the average market share. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.